Exhibit 99.1
CoStar Group Names Chris Lown Chief Financial Officer

Christian Lown, EVP and CFO at Freddie Mac, brings decades of M&A, capital markets and real estate finance experience

WASHINGTON – June 18, 2024 - CoStar Group (NASDAQ: CSGP), a leading provider of online real estate marketplaces, information, and analytics in the property markets, today announced the appointment of Christian M. Lown as Chief Financial Officer effective July 1, 2024. Lown will join CoStar Group from Fortune 500-ranked home loan giant Freddie Mac, where he serves as Executive Vice President and Chief Financial Officer until June 28, 2024. He will report to Andy Florance, Founder and Chief Executive Officer of CoStar Group.

As a well-respected leader with more than 25 years of experience in banking, finance, and their intersection with real estate, Lown is well-positioned to bolster CoStar Group’s continued financial success. At Freddie Mac, he was responsible for the company's accounting, capital oversight, sustainability, financial controls, investor relations, financial planning and reporting, procurement and tax functions. Previously, he served as EVP and CFO at Navient Corporation. Lown also spent 11 years at Morgan Stanley, culminating with his role as Managing Director of the Financial Institutions Group where he co-led the Global FinTech and North America Banks and Diversified Finance practices. He holds an MBA from The University of Virginia’s Darden School of Business.

“As we seek to build upon our strong performance in recent years, I’m confident Chris is the right person to lead CoStar Group’s financial operations,” said Andy Florance, Founder and Chief Executive Officer of CoStar Group. “He brings an unparalleled understanding of M&A, capital markets and corporate finance and, through his time at Freddie Mac, an intricate knowledge of the homebuying market at a time when our Homes.com platform is experiencing exponential growth. I look forward to working with him to make CoStar Group even stronger in the years ahead.”

As CFO, Lown will support CoStar Group’s rapid scaling through a combination of building best-in-class systems and processes, as well as continuing to hire and develop top-performing employees to support its aggressive growth plans. He will serve as an essential member of the company’s executive leadership team and maintain overall responsibility and accountability for the finance function including accounting, financial planning, internal controls, reporting and compliance, treasury, investor relations, tax and corporate facilities.

“I’m thrilled to join CoStar Group, which I’ve always held in high esteem for its incredible trajectory from startup to market leader in commercial real estate data and online real estate marketplaces,” said Lown. “Joining CoStar Group is a career honor, and I am very much looking forward to driving it forward with the rest of the senior management team to even greater heights.”

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INVESTOR RELATIONS:
Cyndi Eakin
Senior Vice President
CoStar Group Investor Relations
(202) 346-6784
ceakin@costar.com

Exhibit 99.1
News Media Contact:
Matthew Blocher
CoStar Group
(202) 346-6775
mblocher@costargroup.com

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is a leading provider of online real estate marketplaces, information, and analytics in the property markets. Founded in 1987, CoStar Group conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of real estate information. CoStar is the global leader in commercial real estate information, analytics, and news, enabling clients to analyze, interpret and gain unmatched insight on property values, market conditions and availabilities. Apartments.com is the leading online marketplace for renters seeking great apartment homes, providing property managers and owners a proven platform for marketing their properties. LoopNet is the most heavily trafficked online commercial real estate marketplace with over twelve million monthly global unique visitors. STR provides premium data benchmarking, analytics, and marketplace insights for the global hospitality industry. Ten-X offers a leading platform for conducting commercial real estate online auctions and negotiated bids. Homes.com is the fastest growing online residential marketplace that connects agents, buyers, and sellers. OnTheMarket is a leading residential property portal in the United Kingdom. BureauxLocaux is one of the largest specialized property portals for buying and leasing commercial real estate in France. Business Immo is France’s leading commercial real estate news service. Thomas Daily is Germany’s largest online data pool in the real estate industry. Belbex is the premier source of commercial space available to let and for sale in Spain. CoStar Group’s websites attracted 170 million quarterly average monthly unique visitors for the first quarter of 2024. Headquartered in Washington, DC, CoStar Group maintains offices throughout the U.S., Europe, Canada, and Asia. From time to time, we plan to utilize our corporate website, CoStarGroup.com, as a channel of distribution for material company information. For more information, visit CoStarGroup.com.